Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148499, No. 333-146418 and No. 333-152723) and Form S-8 (No. 333-145872 and No. 333-150056) of SulphCo, Inc. of our reports dated  March 4, 2009, relating to the balance sheets of SulphCo, Inc. as of December 31, 2008 and 2007, and the related statements of operations, cash flows, and changes in stockholders’ equity (deficit) for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in this Form 10-K.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

March 4, 2009